Exhibit 99.1

Assets of FORTEL Inc. to be Acquired by DivestCap Management Corporation

FORTEL Inc. Files Voluntary Chapter 11 to Facilitate Sale

Fremont, California - March 18, 2003 - FORTEL Inc. (OTC PK: FRTL) today announced that it has reached agreement with DivestCap Management Corporation (DivestCap) whereby DivestCap intends to acquire substantially all of the assets of FORTEL Inc for approximately $1.7M in cash and the assumption of approximately $8.6M of FORTEL’s liabilities.  DivestCap is an investment firm specializing in acquiring and growing established information technology companies.  In order to facilitate the sale, FORTEL Inc voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California after close of the markets on March 17, 2003.  FORTEL will seek approval from the Bankruptcy Court for this transaction.

“By acquiring FORTEL’s assets, DivestCap will enable FORTEL’s customers to continue to derive maximum benefit from SightLine,” said Asa Lanum, President and CEO of FORTEL. “We are pleased that DivestCap understands the value that SightLine provides our customers and will seek to enhance this value with continued service and software support. This transaction is essential to meeting customers’ continuing needs.”   FORTEL has a world-class customer base that relies on SightLine to effectively monitor the performance of their mission-critical business applications.  Many customers also use the capacity planning and trend analysis capabilities of SightLine to ensure that their systems maintain peak operating efficiencies.

“DivestCap’s commitment is to customer support and industry-leading service level solutions,” remarked Charles Hale, President, DivestCap Management Corporation. “We understand that customer support is key to growth and profitability. We will make customer satisfaction our Number One priority.”

The filing of Chapter 11 is an important step in the process of protecting the value and investment of FORTEL’s customers and to ensure long-term viability of the SightLine product.  Until the Bankruptcy Court approves the sale, FORTEL will continue day-to-day operations and provide uninterrupted customer support and service to its customers worldwide.

About FORTEL

FORTEL provides the first real-time performance management solution that assures business end-to-end service-level goals. FORTEL’s SightLine suite is based on analysis and correlation software that has been applied and tuned for more than 15 years in the systems management performance arena by customers in finance and banking, defense management, manufacturing, retail services and government.

FORTEL counts among its customers many of the world’s largest and most well known organizations and enterprises. The Company is headquartered in Fremont, Calif., and can be contacted at (510) 440-9600 or by visiting its web site at (www.fortel.com).

About DivestCap

DivestCap specializes in acquiring and managing information technology companies.  With over $100 million in capital and 30 years of investment and operational experience in the computer hardware and software industries, DivestCap has the resources and expertise to build value, enabling each investment to realize its full potential.  DivestCap’s mission is to create value for the acquired company’s customers by making customer satisfaction the cornerstone of our management approach.  You may find additional information regarding DivestCap at www.divestcap.com.

For More Information Contact:

Robert Fortelka - Acting CEO and SVP, Product Operations       Terry Ewing - SVP, Field Operations

FORTEL Inc.                                                                                         FORTEL Inc.

510-440-9600 x 2202                                                                              510-440-9600 x 2206

bob.fortelka@fortel.com                                                                     terry.ewing@fortel.com

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(c) 2003 FORTEL Inc.  All rights reserved. FORTEL and SightLine are trademarks of FORTEL Inc.  All other product or company names mentioned in this release are trademarks of their respective corporations.

Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including risks and uncertainties relating to factors such as our ability to achieve the intended benefits of SightLine, the timely and successful development and market acceptance of our products, services and features, our ability to successfully attract and retain customers, our profitability targets and financial metrics, the number, size and duration of contracts, and software prices, activities of competitors, demand for our products, volume of business and general economic conditions. FORTEL is currently not in compliance with the filing requirements of the U.S. Securities and Exchange Commission (the “SEC”) and the risks and uncertainties above include potential adverse consequences relating to FORTEL’s noncompliance with the SEC’s filing requirements and its ability to become compliant with such requirements in the future. The guidance contained in this press release is based on limited information available to the Company today, which is subject to change. Although the guidance provided in this press release may change after today, the Company undertakes no obligation to revise or update these forward-looking statements after today. Further information about potential factors that could affect our financial results is included in our Quarterly Reports on Form 10-Q and most recent Annual Report on Form 10-K/A, which have been filed with the Securities and Exchange Commission.